CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
InterAmerican Acquisition Group Inc.

We hereby consent to the use in the Prospectus constituting part of Amendment
No. 5 to the Registration Statement on Form S-1 of our report dated October 18,
2005, except for the seventh paragraph of Note 1, as to which the date is
December 7, 2005, on the financial statements of InterAmerican Acquisition Group
Inc. as of September 30, 2005 and for the period from May 10, 2005 (date of inception) to September 30, 2005, which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such
Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

December 8, 2005